Exhibit 99.1

DATE: Oct. 31, 2018

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 3Q 2018 Results

2019 Plan Generates Free Cash Flow

•                  3Q Delaware oil volumes up 9% vs. most recent quarter

•                  3Q realized prices for Delaware oil reflect benefit of marketing strategy

•                  Early Third Bone Spring results comparable to Wolfcamp A performance

•                  Williston Otter Woman well posts IP of 4,567 Boe/d (81% oil)

•                  Startup of JV gas plant in Delaware Basin paves the way for processing reliability

•                  Current oil production approaching 90,000 bbl/d following 3Q close

•                  2019 base capital plan is net cash flow positive; forecasting 25-30% oil growth

TULSA, Okla. — WPX Energy (NYSE:WPX) reported third-quarter oil volumes of 83,400 barrels per day, up 3 percent vs. the most recent quarter and 54 percent higher than a year ago. Quarterly oil revenues eclipsed half a billion dollars for the first time in company history.

Current oil volumes are approaching 90,000 bbl/d. This reflects the benefit of Williston Basin first sales that occurred near the end of the third quarter, including the seven-well North Hidatsa pad.

WPX’s new joint venture gas plant in the Delaware Basin came online in late September. WPX is currently utilizing approximately 75 percent of the capacity on the plant’s first 200 MMcf/d cryogenic processing train.

Approximately 17,000 bbl/d of NGL are currently produced at the plant for delivery to Mont Belvieu, where WPX’s joint venture has 27,500 bbl/d of fractionation capacity under contract that ramps up to 52,000 bbl/d.

The timing of the plant’s startup, along with capacity and fractionation constraints with third-party processors, impacted third-quarter NGL volumes by about 4,000 bbl/d. WPX placed about half that amount (165,000 barrels) into storage with a majority to be sold in the fourth quarter.

WPX’s guidance for 2019 anticipates oil production to average 100,000-105,000 bbl/d over the course of the full year. Further details about 2019 guidance are available in this press release and in the quarterly slide presentation at www.wpxenergy.com.

WPX reported an unaudited third-quarter 2018 net loss from continuing operations available to common shareholders of $6 million, or a loss of $0.01 per share on a diluted basis. The loss primarily was driven by $139 million of non-cash pre-tax net losses associated with its hedge book resulting from higher forward oil prices.

Adjusted net income from continuing operations in third-quarter 2018 was $29 million, or income of $0.07 per share. A reconciliation accompanies this press release.

CEO PERSPECTIVE

“We delivered phenomenal growth over the past twelve months as higher oil volumes resulted in better margins and deleveraging,” said Rick Muncrief, WPX chairman and chief executive officer.

“And we’ve done it while staying true to our plan and developing a technical approach to real-time optimization that I believe is among the best in our industry.

“Being able to startup our new gas plant in the Delaware just a few weeks sooner certainly would have benefited the quarter, but gaining the capacity illustrates why our midstream infrastructure is so important moving forward.

“As for 2019, our base plan at the current strip generates free cash flow while growing oil volumes 25-30 percent with a flat rig count. This highlights our discipline, world-class asset quality and our enviable financial flexibility,” Muncrief added.

GUIDANCE

WPX has tightened its full-year 2018 guidance for oil to 79-82 Mbbl/d and total equivalent production to 123-130 Mboe/d.

For 2019, WPX is targeting 25-30 percent year-over-year growth in oil volumes, with expected production of 100-105 Mbbl/d. Total equivalent production for 2019 is estimated at 159-171 Mboe/d.

WPX expects to be net cash flow positive in 2019 using a base capital plan of $1,450-$1,650 million for next year assuming $65 oil (WTI) and $3.00 natural gas.

Additionally, WPX has identified another $250-$350 million of discretionary reinvestment opportunities such as rig additions, further midstream buildout, greater participation in non-op wells and land purchases. WPX expects to fund the potential items by monetizing its equity positions in the WhiteWater and Oryx pipeline systems. Actual sales proceeds are expected to exceed the reinvestment opportunities.

Further details and information about WPX’s 2018 and 2019 guidance are available in the third-quarter slide presentation at www.wpxenergy.com.

RECENT EVENTS

Work on the second 200 MMcf/d processing train at the gas plant in the Delaware Basin is already under way, with completion expected in second-quarter 2019. This facility is part of WPX’s 50/50 joint venture that is operated by Howard Energy Partners.

The joint venture also is completing the construction of a 50-mile crude oil gathering system. The system includes an oil terminal with storage and truck-loading facilities. WPX has more than 90 wells tied into the system with current flows averaging approximately 35,000 bbl/d.

As previously disclosed, WPX exercised its option to double its 12.5 percent ownership interest in the Oryx II regional transportation pipeline project to 25 percent. WPX has 100,000 bbl/d of firm crude oil capacity on the project that will deliver volumes from the Delaware Basin to Midland and Crane. With expansions, the system’s overall capacity is planned to be approximately 900,000 bbl/d.

During the third quarter, WPX also committed to invest in a 12.5 percent ownership interest in the Oryx New Mexico crude oil gathering system. Upon completion, it will provide gathering services throughout Lea and Eddy counties.

DELAWARE BASIN SUMMARY

WPX’s third-quarter Delaware oil volumes increased 9 percent vs. the most recent quarter. WPX’s average realized oil price in the Delaware was WTI less $1.59 for the quarter, including Midland basis swaps. The basis swaps increased the average realized price by $3.88 per barrel.

Overall Delaware production averaged 75.4 Mboe/d in third-quarter 2018, which was 81 percent higher than the same period a year ago.

WPX had 27 wells with first sales in the basin during the third quarter, including 15 long laterals of at least 1.5 miles each. A third of the first sales occurred in the last half of September. Most of the activity occurred in the Wolfcamp A interval.

Six of the first sales had 24-hour initial production highs exceeding 5,000 Boe/d, including the Lindsay 10-3G-7H well at 6,200 Boe/d (53% oil) and the Lindsay 10-3E-5H well at 6,100 Boe/d (53% oil). Both are 1.5-mile laterals.

WPX also is seeing favorable results from the Third Bone Spring formation following the completion of two third-quarter wells on separate CBR pads in the company’s core Stateline area. Early-time results are comparable to Wolfcamp A productivity and economics.

The CBR 11-2-1H well in the Third Bone Spring had an initial production high of 4,503 Boe (52% oil) with a 60-day average of 2,955 Boe/d. The CBR 9-4-13H well in the Third Bone Spring had an initial production high of 4,105 Boe/d (54% oil) during its first 20 days.

WPX also is conducting a pilot test on its Pecos State acreage to delineate the southern portion of its position in the Stateline area. The company obtained 800 feet of core for petrophysical examination.

The core obtained in the pilot well extended from the Third Bone Spring formation down through the lower Wolfcamp B interval. High resolution analysis and advanced modeling are being conducted on the core. Findings will guide vertical and horizontal spacing considerations, landing zones and completion designs.

In addition to the core, WPX ran a fiber-optic cable in one of the laterals at Pecos State. This permanently installed cable will provide information to optimize completion designs and production practices.

Through the first three quarters of the year, WPX has now drilled more lateral length in the Delaware in 2018 than it did in all of 2017 made possible by drilling efficiencies and acreage swaps. On average, WPX is drilling approximately 1,500 more feet per well in the basin this year than in 2017.

WILLISTON BASIN SUMMARY

Williston Basin production averaged 48.5 Mboe/d in third-quarter 2018, which was 35 percent higher than the same period a year ago.

WPX completed 19 Williston wells during the third quarter — 10 from the Bakken interval and nine from the Three Forks formation. All of the wells are two-mile laterals. The highest initial production rate occurred on the Otter Woman 34-27HG well that posted 4,567 Boe/d (81% oil).

The five-well Otter Woman pad has 60-day cumulative production of approximately 488,000 Boe (81% oil). Initial production on the pad averaged 3,882 Boe/d (81% oil), including the 34-27HG well.

The seven-well Hidatsa North pad has cumulative 30-day production of approximately 513,000 Boe (81% oil). Initial production on the pad averaged 3,531 Boe/d per well, with a high of 4,206 Boe/d on the Hidatsa North 14-23HD well.

The five-well Grizzly pad was completed near the end of the third quarter. Initial production on the pad averaged 3,582 Boe/d (81% oil), with a high of 4,178 Boe/d on the Grizzly 25-36HF well.

Third-quarter completions also included two wells from the three-well Behr pad. It now has 90-day cumulative production of approximately 442,000 Boe (81% oil), with an initial production high of 3,585 Boe/d on the Behr 19-18HUL well.

3Q FINANCIAL RESULTS

Oil and NGL sales of $536 million accounted for 97 percent of WPX’s third-quarter 2018 total product revenues of $554 million. Quarterly oil sales of $503 million grew 7 percent vs. the most recent quarter and were 131 percent higher than the same period a year ago.

Total product revenues of $1,481 million during the first three quarters of 2018 were 124 percent higher than $660 million for the same period in 2017. Oil revenues of $1,331 million during the first three quarters of 2018 were 133 percent higher than the same period a year ago.

For the first three quarters of the year, WPX posted a net loss from continuing operations attributable to common shareholders of $119 million, or a loss of $0.29 per share on a diluted basis, including $362 million of net pre-tax losses associated with its hedging activities and a $71 million pre-tax loss on extinguishment of debt.

Adjusted net income from continuing operations for the first three quarters of 2018 was $30 million, or income of $0.07 per share. A reconciliation accompanies this press release.

During the third quarter, lease operating expenses increased by $9 million vs. the most recent quarter, including unplanned workover activity and incremental water recycling expense.

On a per-Boe basis, general and administrative expenses and interest expense continued to decline in third-quarter 2018 vs. the most recent quarter and the same period a year ago.

Adjusted EBITDAX (a non-GAAP financial measure) for the third quarter rose 92 percent to $288 million vs. the same period a year ago. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

For the first three quarters of 2018, adjusted EBITDAX was $775 million, or 116 percent higher than $358 million for the same period in 2017. The improvement in adjusted EBITDAX is driven by higher production volumes, higher prices and higher margins, partially offset by higher realized losses on derivatives.

The weighted average gross sales price — prior to revenue deductions — was $65.68 per barrel for oil, $2.47 for natural gas and $31.12 per barrel for NGL during third-quarter 2018.

WPX’s total liquidity at the close of business on Sept. 30, 2018, was approximately $1.39 billion, including cash, cash equivalents and $1.35 billion of its available revolver capacity reflecting $88 million of outstanding borrowings and $60 million in letters of credit.

Subsequent to the close of the quarter, WPX’s borrowing base on its revolver increased from $1.8 billion to $2.0 billion. Elected commitments remain at $1.5 billion.

Cash flow from operations, inclusive of hedge impact, in the first three quarters of 2018 was $652 million of which $224 million came in the third quarter.

3Q PRODUCTION

Third-quarter oil volumes were led by an 89 percent increase in the Delaware Basin over the past 12 months.

Total production volumes of 123.8 Mboe/d in third-quarter 2018 were 60 percent higher than the same period a year ago. Third-quarter 2018 volumes were impacted by processing availability in the Delaware Basin and the timing of first sales in the Williston Basin that occurred near the end of the period.

	Third Quarter			2Q Sequential
Average Daily Production	2018	2017	Change	2018	Change
Oil (Mbbl/d)
Delaware Basin	42.8	22.7	89%	39.1	9%
Williston Basin	40.6	31.3	30%	41.7	-3%
Subtotal (Mbbl/d)	83.4	54.0	54%	80.8	3%

NGLs (Mbbl/d)
Delaware Basin	10.0	6.6	52%	14.2	-30%
Williston Basin	3.7	2.5	48%	4.6	-20%
Subtotal (Mbbl/d)	13.7	9.0	52%	18.8	-27%

Natural gas (MMcf/d)
Delaware Basin	135.4	73.9	83%	126.7	7%
Williston Basin	25.0	12.5	100%	25.5	-2%
Subtotal (MMcf/d)	160.4	86.4	86%	152.2	5%

Total Production (Mboe/d)	123.8	77.5	60%	125.0	-1%

Note: 3Q 2017 figures do not include volumes associated with assets that have since been divested, including San Juan and Appalachia. The chart is a true apples-to-apples comparison for WPX’s core properties.

WPX completed 46 gross operated wells (41 net) in its two core basins during third-quarter 2018 and participated in another 11 gross (1 net) non-operated wells in the Delaware Basin.

As previously mentioned, 12 of the completions in the Williston Basin did not occur until late in the third quarter. The full benefit of those new wells will be more fully realized in the fourth quarter.

Capital spending during the third quarter was $370 million, including $18 million in midstream development expenses and $17 million in land purchases.

For the balance of 2018, WPX has 70,500 bbl/d of oil hedged at a weighted average price of $53.94 per barrel; 128,315 MMBtu/d of natural gas hedged at a weighted average price of $2.99 per MMBtu; and 12,100 bbl/d of NGL hedged. Hedge prices for NGL barrel components are included in the appendix of the webcast slide deck at www.wpxenergy.com.

For 2019, WPX has 43,000 bbl/d of oil hedged at a weighted average price of $53.55 per barrel and 48,470 MMBtu/d of natural gas hedged at a weighted average price of $2.87 per MMBtu.

THURSDAY WEBCAST

The company’s next webcast takes place on Nov. 1 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (833) 832-5123. International callers should dial (469) 565-9820. The conference identification code is 1293866.

UPCOMING CONFERENCE PRESENTATIONS

WPX President and Chief Operating Officer Clay Gaspar is scheduled to speak at the Baird Global Industrial Conference on Tuesday, Nov. 6, at 11:30 a.m. Eastern.

Gaspar also is scheduled to present at the Capital One Securities Energy Conference on Thursday, Dec.  6, at 11:30 a.m. Eastern.

Please visit www.wpxenergy.com on the day of each event to confirm the time, see the slides and listen to the presentations.

FORM 10-Q

WPX plans to file its third-quarter 2018 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an emerging infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2017					2018
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	YTD

Revenues:
Product revenues:
Oil sales	$159	$194	$218	$308	$879	$360	$468	$503	$1,331
Natural gas sales	17	16	13	21	67	17	16	18	51
Natural gas liquid sales	11	16	16	27	70	30	36	33	99
Total product revenues	187	226	247	356	1,016	407	520	554	1,481
Net gain (loss) on derivatives	203	116	(106)	(210)	3	(69)	(154)	(139)	(362)
Commodity management	5	8	4	8	25	36	64	68	168
Other	—	—	—	1	1	—	—	1	1
Total revenues	395	350	145	155	1,045	374	430	484	1,288

Costs and expenses:
Depreciation, depletion and amortization	113	141	133	155	542	161	197	193	551
Lease and facility operating	36	41	45	46	168	55	59	68	182
Gathering, processing and transportation (1)	5	6	5	8	24	18	20	26	64
Taxes other than income	13	19	19	28	79	30	41	45	116
Exploration	36	16	17	18	87	19	17	18	54
General and administrative	41	44	40	41	166	43	44	44	131
Commodity management	5	8	4	10	27	39	54	63	156
Net (gain) loss on sales of assets	(31)	(7)	(112)	(11)	(161)	1	(1)	(1)	(1)
Other-net	4	7	4	—	15	2	2	2	6
Total costs and expenses	222	275	155	295	947	368	433	458	1,259

Operating income (loss)	173	75	(10)	(140)	98	6	(3)	26	29

Interest expense	(47)	(46)	(48)	(47)	(188)	(46)	(39)	(38)	(123)
Loss on extinguishment of debt	—	—	(17)	—	(17)	—	(71)	—	(71)
Investment income (loss) and other	2	—	2	(1)	3	(1)	1	(2)	(2)

Income (loss) from continuing operations before income taxes	$128	$29	$(73)	$(188)	$(104)	$(41)	$(112)	$(14)	$(167)
Provision (benefit) for income taxes	33	(298)	305	(168)	(128)	(15)	(33)	(8)	(56)
Income (loss) from continuing operations	$95	$327	$(378)	$(20)	$24	$(26)	$(79)	$(6)	$(111)
Income (loss) from discontinued operations	(3)	(251)	232	(18)	(40)	(89)	(2)	(1)	(92)
Net income (loss)	$92	$76	$(146)	$(38)	$(16)	$(115)	$(81)	$(7)	$(203)
Less: Dividends on preferred stock	4	4	3	4	15	4	4	—	8
Net income (loss) available to WPX Energy, Inc. common stockholders	$88	$72	$(149)	$(42)	$(31)	$(119)	$(85)	$(7)	$(211)
Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$91	$323	$(381)	$(24)	$9	$(30)	$(83)	$(6)	$(119)
Income (loss) from discontinued operations	(3)	(251)	232	(18)	(40)	(89)	(2)	(1)	(92)
Net income (loss)	$88	$72	$(149)	$(42)	$(31)	$(119)	$(85)	$(7)	$(211)

(1)          2018 includes the impact of the application of ASC 606 with an offset to product revenues.

Summary of Production Volumes (1)
Oil (MBbls)	3,504	4,572	4,973	5,915	18,964	5,920	7,352	7,670	20,941
Natural gas (MMcf)	7,747	8,357	7,946	11,261	35,311	11,908	13,854	14,759	40,522
Natural gas liquids (MBbls)	706	959	829	1,162	3,656	1,340	1,713	1,259	4,313
Combined equivalent volumes (MBoe) (2)	5,501	6,923	7,126	8,954	28,505	9,245	11,374	11,389	32,007
Per day volumes
Oil (MBbls/d)	38.9	50.2	54.1	64.3	52.0	65.8	80.8	83.4	76.7
Natural gas (MMcf/d)	86	92	86	122	97	132	152	160	148
Natural gas liquids (MBbls/d)	7.8	10.5	9.0	12.6	10.0	14.9	18.8	13.7	15.8
Combined equivalent volumes (Mboe/d) (2)	61.1	76.1	77.5	97.3	78.1	102.7	125.0	123.8	117.2

(1)          Excludes activity classified as discontinued operations.

(2)          Mboe are calculated using the ratio of six Mcf to one barrel of oil.

Realized average price per unit (1)
Oil (per barrel)	$45.32	$42.65	$43.74	$52.04	$46.36	$60.91	$63.63	$65.52	$63.55
Natural gas (per Mcf)	$2.18	$1.90	$1.67	$1.82	$1.89	$1.44	$1.12	$1.22	$1.25
Natural gas liquids (per barrel)	$16.31	$15.76	$19.28	$23.92	$19.26	$22.14	$20.94	$26.68	$22.99

(1)          Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$20.63	$20.26	$18.72	$17.34	$19.03	$17.38	$17.31	$17.01	$17.22
Lease and facility operating	$6.57	$5.92	$6.29	$5.17	$5.90	$5.97	$5.20	$5.92	$5.68
Gathering, processing and transportation	$0.94	$0.80	$0.76	$0.83	$0.83	$1.93	$1.79	$2.29	$2.01
Taxes other than income	$2.41	$2.68	$2.77	$3.09	$2.78	$3.21	$3.67	$3.96	$3.64
General and administrative	$7.38	$6.40	$5.62	$4.51	$5.80	$4.64	$3.89	$3.85	$4.09
Interest expense	$8.46	$6.75	$6.66	$5.32	$6.61	$4.95	$3.43	$3.36	$3.85

(1)         Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of NON-GAAP Measures

(UNAUDITED)

	2017					2018
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD

Reconciliation of adjusted income (loss) from continuing operations available to common stockholders:
Income (loss) from continuing operations available to WPX Energy, Inc. common stockholders - reported	$91	$323	$(381)	$(24)	$9	$(30)	$(83)	$(6)	$(119)
Pre-tax adjustments:
Impairments reported in exploration expense	$23	$—	$—	$—	$23	$—	$—	$—	$—
Net (gain) loss on sales of assets	$(31)	$(7)	$(112)	$(11)	$(161)	$1	$(1)	$(1)	$(1)
Loss on extinguishment of debt	$—	$—	$17	$—	$17	$—	$71	$—	$71
Net (gain) loss on derivatives	$(203)	$(116)	$106	$210	$(3)	$69	$154	$139	$362
Net cash received (paid) related to settlement of derivatives	$(5)	$14	$14	$(19)	$4	$(55)	$(78)	$(85)	$(218)
Total pre-tax adjustments	$(216)	$(109)	$25	$180	$(120)	$15	$146	$53	$214
Less tax effect for above items	$81	$41	$(10)	$(68)	$44	$(3)	$(33)	$(13)	$(49)
Impact of state deferred tax rate change	$(6)	$—	$—	$(6)	$(12)	$(4)	$—	$—	$(4)
Impact of state tax valuation allowance (annual effective tax rate method)	$(6)	$(161)	$171	$(4)	$—	$—	$—	$—	$—
Impact of federal rate change (a)	$—	$—	$—	$(83)	$(83)	$—	$—	$—	$—
Adjustment for estimated annual effective tax rate method	$—	$(148)	$155	$(7)	$—	$—	$(7)	$(5)	$(12)
Total adjustments, after tax	$(147)	$(377)	$341	$12	$(171)	$8	$106	$35	$149
Adjusted income (loss) from continuing operations available to common stockholders	$(56)	$(54)	$(40)	$(12)	$(162)	$(22)	$23	$29	$30

(a) Includes $92 million for the provisional impact of the Tax Cuts and Jobs Act offset by the impact of the pre-tax adjustments above.

Reconciliation of adjusted diluted income (loss) per common share:
Income (loss) from continuing operations - diluted earnings per share - reported	$0.23	$0.77	$(0.96)	$(0.06)	$0.02	$(0.07)	$(0.21)	$(0.01)	$(0.29)
Impact of adjusted diluted weighted-average shares	$0.01	$0.05	$—	$—	$—	$—	$0.01	$—	$—
Pretax adjustments (b):
Impairments reported in exploration expense	$0.06	$—	$—	$—	$0.06	$—	$—	$—	$—
Net (gain) loss on sales of assets	$(0.08)	$(0.02)	$(0.28)	$(0.03)	$(0.41)	$—	$—	$—	$—
Loss on extinguishment of debt	$—	$—	$0.04	$—	$0.04	$—	$0.18	$—	$0.17
Net (gain) loss on derivatives	$(0.53)	$(0.30)	$0.27	$0.53	$(0.01)	$0.17	$0.38	$0.33	$0.89
Net cash received (paid) related to settlement of derivatives	$(0.01)	$0.04	$0.03	$(0.05)	$0.01	$(0.13)	$(0.20)	$(0.20)	$(0.53)
Total pretax adjustments	$(0.56)	$(0.28)	$0.06	$0.45	$(0.31)	$0.04	$0.36	$0.13	$0.53
Less tax effect for above items	$0.20	$0.10	$(0.02)	$(0.18)	$0.12	$(0.02)	$(0.08)	$(0.04)	$(0.13)
Impact of state tax rate change	$(0.01)	$—	$—	$(0.02)	$(0.03)	$(0.01)	$—	$—	$(0.01)
Impact of state valuation allowance (annual effective tax rate method)	$(0.02)	$(0.40)	$0.43	$0.01	$—	$—	$—	$—	$—
Impact of federal rate change	$—	$—	$—	$(0.21)	$(0.21)	$—	$—	$—	$—
Adjustment for estimated annual effective tax rate method	$—	$(0.37)	$0.39	$(0.02)	$—	$—	$(0.02)	$(0.01)	$(0.03)
Total adjustments, after-tax	$(0.39)	$(0.95)	$0.86	$0.03	$(0.43)	$0.01	$0.26	$0.08	$0.36
Adjusted diluted income (loss) per common share	$(0.15)	$(0.13)	$(0.10)	$(0.03)	$(0.41)	$(0.06)	$0.06	$0.07	$0.07
Reported diluted weighted-average shares (millions)	410.4	423.2	398.1	398.2	397.4	398.6	400.0	414.0	404.3
Effect of dilutive securities due to adjusted income (loss) from continuing operations available to common stockholders	(24.1)	(25.4)	—	—	(2.3)	—	3.1	3.7	3.3
Adjusted diluted weighted-average shares (millions)	386.3	397.8	398.1	398.2	395.1	398.6	403.1	417.7	407.6

(b) Per share impact is based on adjusted diluted weighted-average shares.

Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$92	$76	$(146)	$(38)	$(16)	$(115)	$(81)	$(7)	$(203)
Interest expense	47	46	48	47	188	46	39	38	123
Provision (benefit) for income taxes	33	(298)	305	(168)	(128)	(15)	(33)	(8)	(56)
Depreciation, depletion and amortization	113	141	133	155	542	161	197	193	551
Exploration expenses	36	16	17	18	87	19	17	18	54
EBITDAX	321	(19)	357	14	673	96	139	234	469
Net (gain) loss on sales of assets	(31)	(7)	(112)	(11)	(161)	1	(1)	(1)	(1)
Loss on extinguishment of debt	—	—	17	—	17	—	71	—	71
Net (gain) loss on derivatives	(203)	(116)	106	210	(3)	69	154	139	362
Net cash received (paid) related to settlement of derivatives	(5)	14	14	(19)	4	(55)	(78)	(85)	(218)
(Income) loss from discontinued operations	3	251	(232)	18	40	89	2	1	92
Adjusted EBITDAX	$85	$123	$150	$212	$570	$200	$287	$288	$775

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$503	$218	$1,331	$571
Natural gas sales	18	13	51	46
Natural gas liquid sales	33	16	99	43
Total product revenues	554	247	1,481	660
Net gain (loss) on derivatives	(139)	(106)	(362)	213
Commodity management	68	4	168	17
Other	1	—	1	—
Total revenues	484	145	1,288	890
Costs and expenses:
Depreciation, depletion and amortization	193	133	551	387
Lease and facility operating	68	45	182	122
Gathering, processing and transportation	26	5	64	16
Taxes other than income	45	19	116	51
Exploration	18	17	54	69
General and administrative (including equity-based compensation of $8 million, $7 million, $25 million and $22 million for the respective periods)	44	40	131	125
Commodity management	63	4	156	17
Net gain on sales of assets	(1)	(112)	(1)	(150)
Other - net	2	4	6	15
Total costs and expenses	458	155	1,259	652

Operating income (loss)	26	(10)	29	238
Interest expense	(38)	(48)	(123)	(141)
Loss on extinguishment of debt	—	(17)	(71)	(17)
Investment income (loss) and other	(2)	2	(2)	4
Income (loss) from continuing operations before income taxes	(14)	(73)	(167)	84
Provision (benefit) for income taxes	(8)	305	(56)	40
Income (loss) from continuing operations	(6)	(378)	(111)	44
Income (loss) from discontinued operations	(1)	232	(92)	(22)
Net income (loss)	(7)	(146)	(203)	22
Less: Dividends on preferred stock	—	3	8	11
Net income (loss) available to WPX Energy, Inc. common stockholders	$(7)	$(149)	$(211)	$11

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(6)	$(381)	$(119)	$33
Income (loss) from discontinued operations	(1)	232	(92)	(22)
Net income (loss)	$(7)	$(149)	$(211)	$11

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$(0.96)	$(0.29)	$0.08
Income (loss) from discontinued operations	—	0.58	(0.23)	(0.05)
Net income (loss)	$(0.01)	$(0.38)	$(0.52)	$0.03

Basic weighted-average shares	414.0	398.1	404.3	394.1

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$(0.96)	$(0.29)	$0.08
Income (loss) from discontinued operations	—	0.58	(0.23)	(0.05)
Net income (loss)	$(0.01)	$(0.38)	$(0.52)	$0.03

Diluted weighted-average shares	414.0	398.1	404.3	396.2

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2018	December 31, 2017
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$36	$189
Accounts receivable, net of allowance of $2 million as of September 30, 2018 and December 31, 2017	368	307
Derivative assets	98	36
Inventories	49	30
Assets classified as held for sale	—	811
Other	27	28
Total current assets	578	1,401
Investments	139	70
Properties and equipment (successful efforts method of accounting)	9,663	8,674
Less: Accumulated depreciation, depletion and amortization	(2,511)	(1,983)
Properties and equipment, net	7,152	6,691
Derivative assets	22	23
Other noncurrent assets	27	22
Total assets	$7,918	$8,207

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$607	$446
Accrued and other current liabilities	155	209
Liabilities associated with assets held for sale	—	20
Derivative liabilities	369	171
Total current liabilities	1,131	846
Deferred income taxes	33	117
Long-term debt, net	2,243	2,575
Derivative liabilities	73	65
Other noncurrent liabilities	499	477

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares outstanding at September 30, 2018 and 4.8 million shares issued and outstanding at December 31, 2017)	—	232
Common stock (2 billion shares authorized at $0.01 par value; 420.4 million shares and 398.3 million shares issued and outstanding at September 30, 2018 and December 31, 2017)	4	4
Additional paid-in-capital	7,726	7,479
Accumulated deficit	(3,791)	(3,588)
Total equity	3,939	4,127
Total liabilities and equity	$7,918	$8,207

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months ended September 30,
	2018	2017
	(Millions)
Operating Activities(a)
Net income (loss)	$(203)	$22
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	559	487
Deferred income tax benefit	(84)	25
Provision for impairment of properties and equipment (including certain exploration expenses)	53	138
Net (gain) loss on derivatives	362	(213)
Net settlements related to derivatives	(218)	23
Amortization of stock-based awards	26	24
Loss on extinguishment of debt	71	17
Net (gain) loss on sales of assets including discontinued operations	150	(157)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	(61)	(112)
Inventories	(15)	(6)
Other current assets	5	(6)
Accounts payable	71	91
Federal income taxes receivable	—	12
Accrued and other current liabilities	(48)	(86)
Liabilities accrued in prior years for retained transportation and gathering contracts related to discontinued operations	(37)	(40)
Other, including changes in other noncurrent assets and liabilities	21	9
Net cash provided by operating activities (a)	652	228

Investing Activities(a)
Capital expenditures(b)	(1,013)	(855)
Proceeds from sales of assets	682	34
Purchase of a business	—	(798)
Purchase of or contributions to investments	(72)	(7)
Net cash provided by (used in) investing activities (a)	(403)	(1,626)

Financing Activities
Proceeds from common stock	9	671
Dividends paid on preferred stock	(11)	(11)
Borrowings on credit facility	726	471
Payments on credit facility	(638)	(186)
Proceeds from long-term debt, net of discount	494	148
Payments for retirement of long-term debt, including premium	(986)	(165)
Taxes paid for shares withheld	(13)	(11)
Payments for debt issuance costs and credit facility amendment fees	(10)	(2)
Other	29	(1)
Net cash provided by (used in) financing activities	(400)	914

Net decrease in cash and cash equivalents and restricted cash	(151)	(484)
Cash and cash equivalents and restricted cash at beginning of period	201	506
Cash and cash equivalents and restricted cash at end of period	$50	$22

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(1,074)	$(911)
Changes in related accounts payable and accounts receivable	61	56
Capital expenditures	$(1,013)	$(855)